Exhibit 21.1



                          SUBSIDIARIES OF CARRINGTON


 Name of Subsidiary                           Jurisdiction of Organization
 ------------------                           ----------------------------
 Carrington Laboratories, Belgium, N.V.             Belgium
 Finca Savila, S.A.                                 Costa Rica
 Carrington Laboratories International, Inc.        Texas
 Hilcoa Corporation                                 California
 Caraloe, Inc.                                      Texas
 Carrington Laboratories of Canada, Ltd.            Canada
 Sabila Industrial, S.A.                            Costa Rica
 DelSite Biotechnologies, Inc.                      Delaware